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                                                                     EXHIBIT 8.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]


                               February 19, 1997


Essex Property Trust, Inc.
777 California Avenue
Palo Alto, California  94304

Ladies and Gentlemen:

                  We are acting as counsel to Essex Property Trust, Inc., a Maryland corporation (the "Company"), in connection with the shelf registration by the Company of $175,000,000 in maximum aggregate offering price of (i) shares of the Company's Common Stock, par value $.0001 per share (the "Common Stock"),
(ii) shares of the Company's preferred stock ("Preferred Stock"), (iii) shares of the Company's Preferred Stock represented by depositary shares ("Depositary Shares") and (iv) warrants to purchase shares of the Company's Common Stock and Preferred Stock (the "Warrants"). The Common Stock, Preferred Stock, Depositary Shares and Warrants are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended (the "Act"). We have been requested to provide you with our opinion as to whether the Company currently qualifies as a real estate investment trust ("REIT"), within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and has so qualified for each of the past three taxable years. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Registration Statement.

                  For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the certificate of the Company dated February 18, 1997 (the "Certificate"). We have also relied upon the accuracy of the Registration Statement.
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Essex Property Trust, Inc.
February 19, 1997
Page 2

                  Based upon such statements, representations and assumptions, and subject to, the next two succeeding paragraphs, we are of the opinion that, as of the date hereof and for taxable years ended December 31, 1994, December 31, 1995 and December 31, 1996, the Company has operated in a manner that has qualified it as a REIT under the Code, and if it continues to operate in the same manner, it will continue to so qualify.

                  Our opinion is based upon the documents referred to above and the current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time, possibly with retroactive effect. You should also be aware that opinions of counsel are not binding upon the Internal Revenue Service or the courts. Any change in applicable law, or any inaccuracy in the statements, representations and assumptions on which we have relied may affect the continuing validity of the opinion set forth herein.

                  This opinion addresses only the operation of the Company in a manner that qualifies it as a REIT as of the date hereof and during each of the past three taxable years. We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                       Very truly yours,

                                                       MORRISON & FOERSTER LLP